Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
SVP, Chief Financial Officer
(480) 315-6634
InvestorRelations@spiritrealty.com

PRESS RELEASE

Spirit Realty Capital, Inc. Announces

Second Quarter 2013 Operating Results

And Reports Pro Forma Financial Information for the Post-Merger Combined Company

Scottsdale, AZ, August 8, 2013 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, today announced operating results for the second quarter ended June 30, 2013 and reported pro forma highlights of its merger with Cole Credit Property Trust II (“Cole II”), which was completed on July 17, 2013.

Highlights:

Pre-merger activity for the second quarter ended June 30, 2013:

•	Received stockholder approval for the merger agreement with Cole II and the transactions contemplated therein (the “Merger”) on June 12, 2013

•	Generated revenues of $72.8 million, a 7.2% increase over second quarter 2012

•	Produced FFO of $0.25 per share, AFFO of $0.45 per share, and a net loss of $(0.14) per share

•	Declared a $0.3125 per share second quarter cash dividend (equates to $0.16406 per share on a post-merger basis)

•	Invested $38.2 million in nine properties with tenants in place

•	Maintained portfolio occupancy above 98%

Pre-merger activity for the six months ended June 30, 2013:

•	Generated revenues of $144.2 million, a 6.0% increase over the first six months of 2012

•	Invested $94.7 million in 40 properties, with a weighted average initial yield of 8.25%

•	Produced FFO of $0.51 per share, AFFO of $0.89 per share and a net loss of $(0.24) per share

Subsequent to June 30, Spirit Realty Capital:

•

Completed the Merger with Cole II, which diversified the company’s tenant base, enhanced its credit quality, improved its operating efficiency, reduced its leverage and provides additional financial strength and flexibility, in part by almost doubling the size of the company

•

Completed the sale of two non-core multi-tenant properties acquired in the Cole II Merger on July 19, 2013 in a transaction valued at approximately $259 million, including the assumption by the purchaser of approximately $139 million of debt

CEO Comments

Mr. Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, stated “Our second quarter results were consistent with our expectations and affirm the stable earnings quality of our seasoned, cycle-tested pre-merger portfolio. In regards to the Merger, this transaction has allowed us to achieve significant progress toward the broad strategic objectives established at the time of our IPO less than one year ago, which were to diversify our tenant base, reduce our leverage, increase our financial flexibility and scale our operations. The new combined company has an enterprise value in excess of $7.1 billion and an equity market capitalization of approximately $3.5 billion and is now well-positioned within an exciting and dynamic industry.”

“We will maintain a disciplined and consistent investment strategy focused on delivering stable and growing dividends to our shareholders.” Mr. Nolan concluded, “The recent sale of the non-core, multi-tenant properties acquired in the Cole II Merger is consistent with our strategy of maintaining a portfolio of operationally essential single-tenant, triple-net real estate that enables us to deliver a steady and attractive total return to our shareholders.”

Pre-Merger Financial Results

Revenues

Second quarter 2013 pre-merger total revenues increased 7.2% to $72.8 million, compared to $68.0 million in the second quarter of 2012. The growth in total revenues was primarily driven by rental income, which was higher by $4.2 million, or 6.3%. New investments and contractual rent growth, which is embedded in approximately 96% of our leases, accounted for the growth in rental income. Also, interest income and other was $1.1 million higher than the second quarter of 2012 due to lease termination fees recognized during the second quarter of 2013. Lease termination fees periodically result from negotiations with tenants, which results in higher revenue in the period in which the fee is received but may lower revenues in future periods.

Total revenues for the first six months in 2013 were $144.2 million, 6.0% or $8.2 million higher than total revenues for the first six months in 2012. The growth in total revenues was principally the result of an increase in rental income. The favorable impact of lease termination fees earned in the first six months ended 2013 were offset by reductions in interest income on loans receivable due to scheduled and early pay-offs.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the second quarter of 2013 was $(11.7) million, or $(0.14) per share based on 83.7 million weighted average shares of common stock outstanding, compared to the net loss attributable to common stockholders for the second quarter of 2012 of $(8.8) million, or $(0.34) per share based on 25.9 million weighted average shares of common stock outstanding.

Net loss attributable to common stockholders for the first six months in 2013 was $(20.0) million, or $(0.24) per share based on 83.7 million weighted average shares of common stock outstanding, compared to the net loss attributable to common stockholders for the first six months in 2012 of $(21.2) million, or $(0.82) per share based on 25.9 million weighted average shares of common stock outstanding.

The results for the second quarter 2013 and the first six months in 2013 included $11.5 million and $21.6 million, respectively, of Merger-related costs described below:

Dollars in millions	Quarter ended June 30, 2013	Six months ended June 30, 2013
Amortization charges included in interest expense arising from financing commitments	$6.5	$10.0
Transaction costs charged to Merger related costs	2.7	8.8
Third party expenses incurred to solicit and obtain lenders’ consents to the Merger charged to Merger related costs	2.3	2.8

Total	$11.5	$21.6

The results for the second quarter 2012 and the first six months ended June 30, 2012 included charges associated with the IPO and the associated Term Loan extinguishment of $2.8 million and $4.5 million, respectively.

Absent these (a) Merger and (b) IPO and associated Term Loan extinguishment charges, results from operations would have provided the following net income (loss) attributable to common stockholders for each of the respective periods noted below:

	Quarter ended June 30,		Six months ended June 30,
Amounts in millions, except per share data	2013	2012	2013	2012
Net (loss) income attributable to common stockholders, as adjusted	$(0.2)	$(6.0)	$1.6	$(16.7)
Net (loss) income per share attributable to common stockholders, as adjusted	$(0.00)	$(0.23)	$0.02	$(0.65)

FFO and AFFO Attributable to Common Stockholders

Funds from operations (FFO) for the second quarter of 2013 were $21.4 million, or $0.25 per share. FFO for the second quarter of 2012 were $19.4 million, or $0.49 per share. For the first six months of 2013, FFO were $43.3 million, or $0.51 per share. For the first six months of 2012, FFO were $43.4 million or $1.01 per share.

Adjusted funds from operations (AFFO) for the second quarter of 2013 totaled $37.9 million, or $0.45 per share, compared to $27.0 million, or $0.60 per share, for the second quarter of 2012. For the first six months of 2013, AFFO were $74.5 million or $0.89 per share. AFFO in the first six months of 2012 were $54.6 million, or $1.21 per share.

The definitions of FFO and AFFO are included on page 8, and a reconciliation of these measures to net loss attributable to common stockholders is provided on page 12.

Pre-Merger Portfolio Highlights

Real Estate Transactions

Spirit Realty Capital invested $38.2 million and added nine real estate properties during the second quarter of 2013. These investments had a weighted average initial yield of 8.14% and were with one existing and two new tenants. This compared to $24.3 million and 25 real estate properties in the second quarter of 2012. During the second quarter of 2013, Spirit Realty Capital sold three properties generating gross sales proceeds of $2.0 million.

Investments in real estate during the first six months of 2013 were $94.7 million and comprised 40 new properties with a weighted average initial yield of 8.25%. This compares to the $57.3 million invested in 50 real estate properties during the first six months of 2012.

Portfolio

As of June 30, 2013, Spirit Realty Capital’s gross investment in real estate and mortgage and equipment loans totaled $3.7 billion, substantially all of which was invested in 1,234 single tenant properties that were 98.4% occupied. Spirit Realty Capital’s properties are generally leased under long-term, triple net leases, with a weighted average remaining maturity of approximately 10.9 years. Approximately 65.9% of Spirit Realty Capital’s annual rent (defined as annualized second quarter 2013 rent) is contributed from properties under master leases and approximately 96% of all leases provide for rental increases.

Spirit Realty Capital’s real estate portfolio as of June 30, 2013, was diversified geographically across 47 states and among various property types. One state accounted for 11% of the annual rent contribution of the real estate portfolio, and no other state contributed more than 10%. Spirit Realty Capital’s three largest property types (based on annual rent) as of June 30, 2013, were general and discount retail (29%), restaurants (19%) and specialty retail (9%).

Cole II Merger

Summary

Subsequent to the end of the second quarter, on July 17, 2013, Spirit Realty Capital completed the Merger that was approved by the stockholders at a special meeting held on June 12, 2013. The combined company (“Combined Company”) has an enterprise value in excess of $7.1 billion and an equity market capitalization of approximately $3.5 billion as of July 18, 2013.

Under the terms of the Merger agreement, the Combined Company is managed by the Spirit Realty Capital (“Spirit”) management team and retains the name Spirit Realty Capital, Inc. The Combined Company listed its shares on the New York Stock Exchange (NYSE) under Spirit’s existing ticker symbol, “SRC,” and began trading on July 18, 2013. Spirit stockholders received 1.9048 shares of newly issued shares of the Combined Company in exchange for each share of Spirit common stock they owned immediately before the effective date of the Merger (the “Exchange Ratio”). Each share of Cole II common stock issued and outstanding remains outstanding as common stock of the Combined Company. This transaction has resulted in the Combined Company having approximately 370.4 million shares of common stock outstanding as of the effective date of the Merger.

The Merger is being accounted for as a reverse acquisition with Spirit treated as the acquiring entity. Beginning with the third quarter 2013, publicly filed financial statements of the Combined Company will include the historical results of Spirit as the predecessor company through July 16, 2013 and the consolidated results of the Combined Company prospectively. Cole II was externally managed; accordingly, no Cole II employees were part of the merger transaction.

The accounting consideration for the net assets acquired through the Merger (“Merger Consideration”) is estimated at $2.0 billion, based on the number of shares of Cole II common stock outstanding immediately prior to the Merger and the closing price of Spirit’s common stock on July 17, 2013.

Concurrent with the Merger, financing commitments obtained at the time the Merger agreement was executed were replaced with a new three-year $400 million revolving credit facility and $203 million in 10 year, fixed rate commercial mortgage-backed securities (“CMBS”) financing. Cole II’s outstanding borrowings under its existing line of credit (approximately $324 million) were repaid concurrently with the closing of the Merger. In connection with the Merger, the Combined Company assumed approximately $1.5 billion of Cole II’s outstanding mortgage indebtedness.

Merger Costs and Expenses

In connection with the Merger, transaction costs and expenses of approximately $86 million were incurred through July 17, 2013 and include the following items and approximate amounts (dollars in millions):

i. Advisory fees	$33.6
ii. Costs incurred for financing commitments	20.8
iii. Costs incurred to solicit and obtain lenders’ consents to the Merger	16.1
iv. Legal, accounting and other professional services	15.5

$86.0

Net Assets Acquired in the Merger

The Merger Consideration will be allocated to all of Cole II’s assets acquired and liabilities assumed that existed on July 17, 2013 at their respective fair values. The following is a preliminary estimate of the allocation of the Merger Consideration to the net assets acquired (dollars in millions):

Real estate investments (includes intangible lease assets and liabilities)	$3,501
Mortgages and other notes receivable	79
Goodwill	279
Less: Other net liabilities assumed	(5)
Less: Assumed mortgages and other notes payable	(1,828)

Estimated fair value of net assets acquired	$2,026

Post-Merger Pro Forma Portfolio Highlights

(Dollars in millions)	Spirit 6/30/13	Post Merger Pro-Forma 7/17/13
Real estate investments (a)	$3,376.2	$6,489.1
Debt (a) (b)	$1,932.2	$3,613.4
Market capitalization (as of July 17, 2013)	$1,503.2	$3,452.4
Leverage (c)	62%	52%
% Investment grade	1%	19%
% Top ten tenants (revenue)	50%	37%
Occupancy	98%	99%
# Tenants	165	383
# States	47	48
Annualized rents (d)	$288.5	$545.7

(a)	Post-merger real estate investments and debt for the combined company reflect pro forma financial positions at June 30, 2013
(b)	Includes Revolving credit facilities, net and Mortgages and notes payable, net.
(c)	Percentage that the principal balance outstanding under revolving credit facilities and mortgages and notes payable for pre-merger Spirit and pro-forma combined company at June 30, 2013 represents of total assets.
(d)	Represents rents for the last full quarter of the period presented multiplied by 4. Pro forma Combined Company excludes rent from multi tenant properties sold on July 19, 2013 (discussed below).

Unaudited Pro Forma Condensed Consolidated Financial Statements for the Combined Company are included as an exhibit that begins after page 15.

Multi-Tenant Properties Sale

On July 19, 2013, Spirit completed the sale of two non-core multi-tenant properties acquired in the Cole II Merger in a transaction valued at approximately $259 million, including the assumption by the purchaser of approximately $139 million of debt. The properties are a 760,414-square-foot power center in Winter Garden, FL, and a 311,396-square-foot power center in Cummings Town Center in Atlanta, GA. The sale of these non-core assets acquired in the Merger is consistent with Spirit’s focus on operationally essential single-tenant investment opportunities.

2013 and 2014 Guidance

On January 22, 2013, Spirit Realty Capital withdrew its forward-looking financial guidance in conjunction with the Cole II Merger announcement. The three months ended September 30, 2013 will be the first quarter reported by the new combined company. Management intends to reinstate guidance by that time.

Conference Call

Spirit Realty Capital will hold a conference call and webcast to discuss its second quarter 2013 results on August 8, 2013 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 800-299-9086 (toll-free domestic) or 617-786-2903 (international); passcode: 82292083. A live webcast of the conference call will be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 888-286-8010 (toll-free domestic) or 617-801-6888 (international); passcode: 62573982. The webcast will be archived on Spirit Realty Capital’s website for 30 days after the call.

About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its merger with Cole Credit Property Trust II (Cole II) on July 17, 2013. As a result, Spirit Realty Capital has an estimated enterprise value of $7.1 billion comprising a diverse portfolio of approximately 1,900 properties across 48 states. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. The CUSIP number for shares of the post-merger Spirit Realty Capital common stock is 84860W102. There are approximately 370.4 million shares of Spirit Realty Capital common stock outstanding as of July 18, 2013. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release that are not strictly historical are forward-looking statements, which should be regarded solely as reflections of our current operating plans and estimates. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, risks associated with using debt to fund the company’s business activities, including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets, risks related to the merger and our abilty to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, effects of liquidity for CCPTII shareholders and Spirit shareholders previously holding unregistered shares, and other risk factors discussed in Spirit Realty Capital’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents as filed by Spirit Realty Capital with the SEC from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and Spirit Realty Capital assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made, except as required by law.

Non-GAAP Financial Measures

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net loss (computed in accordance with GAAP) to FFO is included in the financial information accompanying this release.

Adjusted FFO (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net loss (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	June 30,
	2013	December 31,
	(unaudited)	2012
Assets
Investments:
Real estate investments:
Land and improvements	$1,345,041	$1,328,437
Buildings and improvements	2,031,174	2,036,987

Total real estate investments	3,376,215	3,365,424
Less: accumulated depreciation	(510,983)	(490,938)

Total real estate investments, net	2,865,232	2,874,486
Loans receivable, net	44,027	51,862
Intangible lease assets, net	178,782	187,362
Real estate assets held for sale, net	42,949	5,898

Net investments	3,130,990	3,119,608
Cash and cash equivalents	38,031	73,568
Deferred costs and other assets, net	54,482	54,501

Total assets	$3,223,503	$3,247,677

Liabilities and stockholders’ equity:
Liabilities:
Revolving credit facilities, net	$26,492	$—
Mortgages and notes payable, net	1,905,706	1,894,878
Intangible lease liabilities, net	43,859	45,603
Accounts payable, accrued expenses and other liabilities	62,238	53,753

Total liabilities	2,038,295	1,994,234
Stockholders’ equity:
Common stock, $0.01 par value per share, 100 million shares authorized, 84,857,769 and 84,851,515 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	849	849
Capital in excess of par value	1,832,501	1,828,399
Accumulated deficit	(648,051)	(575,034)
Accumulated other comprehensive loss	(91)	(771)

Total stockholders’ equity	1,185,208	1,253,443

Total liabilities and stockholders’ equity	$3,223,503	$3,247,677

SPIRIT REALTY CAPITAL, INC.

Condensed Consolidated Statements of Operations

Unaudited

(In Thousands, Except Share and Per Share Data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rentals	$70,479	$66,279	$140,647	$132,483
Interest income on loans receivable	1,128	1,576	2,240	3,012
Interest income and other	1,242	102	1,322	540

Total revenues	72,849	67,957	144,209	136,035
Expenses:
General and administrative	9,154	7,030	16,125	12,727
Merger related costs	5,020	—	11,558	—
Property costs	522	1,055	1,465	2,234
Real estate acquisition costs	129	709	218	1,259
Interest	39,552	42,024	75,990	80,962
Depreciation and amortization	29,894	26,258	57,031	52,492
Impairments	1,601	(180)	1,601	7,955

Total expenses	85,872	76,896	163,988	157,629

Loss from continuing operations before income tax expense	(13,023)	(8,939)	(19,779)	(21,594)
Income tax expense	68	255	142	319

Loss from continuing operations	(13,091)	(9,194)	(19,921)	(21,913)

Discontinued operations:
Income (loss) from discontinued operations	1,613	493	(69)	(640)
Net (loss) gain on dispositions of assets	(191)	(81)	(11)	1,369

Income (loss) from discontinued operations	1,422	412	(80)	729

Net loss	(11,669)	(8,782)	(20,001)	(21,184)
Less: preferred dividends	—	(8)	—	(8)

Net loss attributable to common stockholders	$(11,669)	$(8,790)	$(20,001)	$(21,192)

Net (loss) income per share of common stock- basic and diluted
Continuing operations	$(0.16)	$(0.36)	$(0.24)	$(0.85)
Discontinued operations	0.02	0.02	(0.00)	0.03

Net loss per share	$(0.14)	$(0.34)	$(0.24)	$(0.82)

Weighted average shares of common stock outstanding:
Basic and diluted	83,699,142	25,863,976	83,696,858	25,863,976

SPIRIT REALTY CAPITAL, INC.

Reconciliation of Non-GAAP Financial Measures

Unaudited

(In Thousands, Except Share and Per Share Data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss attributable to common stockholders	$(11,669)	$(8,790)	$(20,001)	$(21,192)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	29,865	26,246	56,974	52,470
Discontinued operations	1,019	1,573	2,198	3,238
Portfolio impairments
Continuing operations	1,968	—	1,968	8,135
Discontinued operations	—	320	2,103	2,122
Realized loss (gain) on sales of real estate	191	81	11	(1,369)

Total adjustments	33,043	28,220	63,254	64,596

Funds from operations (FFO) attributable to common stockholders	$21,374	$19,430	$43,253	$43,404
Add/(less):
Loss on derivative instruments related to Term Note extinguishment	—	43	—	696
Expenses incurred to secure lenders’ consents to the IPO	—	2,780	—	3,807
CCPT II merger related costs	11,462	—	21,614	—
Non-cash interest expense	3,799	5,379	7,047	7,805
Non-cash revenues	(539)	(645)	(1,060)	(1,150)
Non-cash compensation expense	1,842	—	3,614	—

Total adjustments to FFO	16,564	7,557	31,215	11,158

Adjusted funds from operations (AFFO) attributable to common stockholders	$37,938	$26,987	$74,468	$54,562

Net loss per share of common stock
Basic and Diluted (b)	$(0.14)	$(0.34)	$(0.24)	$(0.82)
FFO per share of common stock
Diluted (b)	$0.25	$0.49	$0.51	$1.01
AFFO per share of common stock
Diluted (b)	$0.45	$0.60	$0.89	$1.21
Weighted average shares of common stock outstanding:
Basic	83,699,142	25,863,976	83,696,858	25,863,976
Diluted (b)	84,197,933	50,109,254	84,136,954	50,109,254

(a)	Reclassifications have been made to prior period balances to conform to current period presentation.
(b)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio

Unaudited

Industry Diversification

The following table sets forth information regarding the diversification of our owned real estate properties among different industries (based on annual rent) as of June 30, 2013:

Industry	Number of Properties	Percent of Total Annual Rent(1)
General and discount retail properties	181	28.9%
Restaurants - Quick Service	395	11.2
Specialty Retail	50	9.2
Movie Theaters	23	7.5
Restaurants - Casual Dining	129	7.5
Building Material	110	6.5
Auto dealers, parts and service properties	77	5.4
Education	22	4.6
Industrial Properties	26	4.6
Recreational Facilities	8	3.6
Medical/Other Office	12	2.6
Convenience Stores/Car Washes	44	2.3
Supermarkets	21	2.0
Distribution	36	1.4
Health Clubs/Gyms	6	1.1
Interstate Travel Plazas	3	1.0
Drug Stores	9	*

Total	1,152	100.0%

*	Less than 1%
(1)	We define annual rent as rental revenue for the quarter ended June 30, 2013 multiplied by four.

Tenant Diversification

The following table lists the top 10 tenants of our owned real estate properties (based on annual rent) as of June 30, 2013:

Tenant	Number of Properties	Annual Rent (in thousands)(1)	Percent of Total Annual Rent(1)
Shopko Stores/Pamida Operating Co., LLC	181	$83,488	28.9%
84 Properties, LLC	109	18,554	6.4
Carmike Cinemas, Inc.	12	8,026	2.8
Universal Pool Co., Inc.	14	6,679	2.3
CBH20, LP (Camelback Ski Resort)	1	5,779	2.0
United Supermarkets, LLC	15	4,883	1.7
Destination XL Group, Inc.	1	4,814	1.7
Carmax, Inc.	5	4,726	1.6
Main Event Entertainment, LP	6	4,477	1.6
Goodrich Quality Theatres	3	3,928	1.4
Other	805	143,184	49.6

Total	1,152	$288,538	100%

(1)	We define annual rent as rental revenue for the quarter ended June 30, 2013 multiplied by four.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio (continued)

Unaudited

Geographic Diversification

The following table sets forth information regarding the geographic diversification of our owned real estate portfolio as of June 30, 2013:

Location	Number of Properties	Percent of Total Annual Rent(1)
Wisconsin	57	10.7%
Texas	84	8.6
Illinois	91	6.4
Pennsylvania	49	4.9
Florida	69	4.7
Minnesota	36	4.3
Arizona	29	4.3
Georgia	68	3.4
Indiana	40	3.2
Michigan	34	3.1
Nebraska	17	3.0
Ohio	50	3.0
California	9	2.5
Massachusetts	5	2.3
Tennessee	60	2.2
Idaho	13	2.2
North Carolina	28	2.2
Utah	13	2.1
Iowa	34	2.1
Alabama	52	2.0
Kentucky	37	1.8
South Carolina	19	1.6
Washington	9	1.5
Missouri	29	1.4
Montana	7	1.4
South Dakota	9	1.4
New York	28	1.3
Virginia	29	1.3
West Virginia	26	1.3
Oregon	6	1.2
Oklahoma	11	1.2
Colorado	8	1.0
Kansas	6	1.0
Maryland	18	*
Louisiana	13	*
Arkansas	7	*
New Jersey	3	*
Maine	18	*
Wyoming	8	*
New Mexico	4	*
Delaware	2	*
Vermont	2	*
Mississippi	5	*
North Dakota	2	*
New Hampshire	6	*
Rhode Island	1	*
Nevada	1	*

Total properties owned	1,152	100%

*	Less than 1%
(1)	We define annual rent as rental revenue for the quarter ended June 30, 2013 multiplied by four.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio (continued)

Unaudited

Lease Expirations

The following table sets forth a summary schedule of lease expirations for leases in place as of June 30, 2013. As of June 30, 2013, the weighted average non-cancelable remaining initial term of our leases (based on annual rent) was 10.9 years. The information set forth in the table assumes that tenants do not exercise renewal options and/or all early termination rights:

Leases expiring in	Number of Properties	Expiring Annual Rent (in thousands)(1)	Percent of Total Expiring Annual Rent
Remainder of 2013	9	$1,116	0.4%
2014	53	7,636	2.7
2015	18	3,789	1.3
2016	21	2,591	0.9
2017	35	6,292	2.2
2018	38	12,248	4.2
2019	59	12,944	4.5
2020	84	26,387	9.2
2021	123	21,855	7.6
2022	63	6,176	2.1
2023 and thereafter	631	187,017	64.9
Vacant	18	—	—

Total owned properties	1,152	$288,051	100%

(1)	We define annual rent as rental revenue for the quarter ended June 30, 2013 multiplied by four.

EXHIBIT A

Index of Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction	F-2

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2013	F-4

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2013	F-5

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2012	F-6

Notes and Management’s Assumptions to Pro Forma Condensed Consolidated Financial Statements	F-7

SPIRIT REALTY CAPITAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 17, 2013, Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), a publicly-listed REIT, and Cole Credit Property Trust II, Inc., a Maryland corporation (“Cole II”), completed the transactions contemplated in the definitive agreement to merge the companies (the “Merger Agreement”) which was approved by stockholders of the respective companies at their stockholder meetings held on June 12, 2013. Under the terms of the Merger Agreement, the combined company (the “Combined Corporation” or “Spirit Realty Capital, Inc.”) is managed by the former Spirit management team and retains the name of Spirit Realty Capital, Inc. The Combined Corporation listed its shares on the New York Stock Exchange under Spirit’s existing ticker SRC, and began trading on July 18, 2013. Spirit stockholders received 1.9048 of newly issued shares of the Combined Corporation for each share of Spirit common stock they owned (which equates to an inverse exchange ratio of 0.525 shares of Spirit Realty Capital, Inc. common stock for each share of Cole II common stock) (the “Exchange Ratio”). Each share of Cole II common stock, issued and outstanding remains outstanding as common stock of the Combined Corporation.

The following unaudited pro forma condensed consolidated financial statements present the financial condition and results of operations of the Combined Corporation, after giving effect to the Merger, and have been prepared by applying the acquisition method of accounting rules under Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Spirit treated as the acquiring entity. The unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by management; however, they are not necessarily indicative of what the Combined Corporation’s financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. Additionally, the unaudited pro forma condensed consolidated financial statements do not include the impact of all the potential synergies that may be achieved in the Merger or any strategies that the Combined Corporation’s management may consider in order to continue to efficiently manage the on-going operations of the Combined Corporation.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012, give effect to the Merger as if the Merger had been consummated on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on June 30, 2013.

On July 19, 2013, the sale of two multi-tenant properties valued at approximately $259 million, including the assumption of approximately $139 million of debt, was completed. The net proceeds from the sale (approximately $116 million) were used to repay borrowings under the new revolving credit facility. Management considers this transaction to have a discrete and significant impact to the continuing operations of the Combined Corporation. Accordingly, the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012, give effect to this sale as if it had been consummated on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to the sale as if it had occurred on June 30, 2013.

The unaudited pro forma condensed consolidated financial statements do not include any adjustments associated with: (1) Spirit or Cole II acquisitions closed after June 30, 2013 or the related financing of those acquisitions, (2) Spirit or Cole II acquisitions currently under contract or the related financing of those proposed acquisitions, (3) Spirit or Cole II dispositions closed after June 30, 2013 or the repayment of the related financing of such dispositions other than for the sale of the multi-tenant properties noted earlier, and (4) Spirit or Cole II dispositions currently under contract or the repayment of the related financing of those dispositions.

These unaudited pro forma condensed consolidated financial statements, and the related notes thereto, should be read in conjunction with (1) Cole II’s audited consolidated financial statements, and the related notes thereto, as of and for the year ended December 31, 2012, included in Cole II’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2013, and (2) Spirit’s audited consolidated financial statements, and the related notes thereto, as of and for the year ended December 31, 2012, included in Spirit’s Annual Report on Form 10-K as filed with the SEC on March 5, 2013.

Merger Consideration

The pro forma financial information reflects the accounting consideration of approximately $2.0 billion for the Merger, as calculated below treating Spirit as the accounting acquirer (in millions, except price per share):

Cole II shares of common stock outstanding at June 30, 2013	208.6
Multiplied by inverse Exchange Ratio	0.525

Cole II shares of common stock in the combined company (for accounting purposes)	109.5
Multiplied by closing price of Spirit common share on July 17, 2013	$18.50

Accounting consideration for the Merger (“Merger Consideration”)	$2,025.9

As Spirit is treated as the acquiring entity, the calculation of the purchase price for accounting purposes is based on Spirit’s shares. However, under the terms of the Merger Agreement, Spirit’s stockholders received 1.9048 newly issued shares of the Combined Corporation’s common stock for each Spirit share of common stock that they held immediately before the effective date of the Merger. This transaction has resulted in the Combined Corporation having approximately 370.4 million shares of common stock outstanding as of the date of the Merger.

The Merger Consideration will be allocated to all Cole II’s assets acquired and liabilities assumed based on their respective fair values. The allocation has not been finalized and is based upon preliminary estimates of fair values. The allocation of the Merger Consideration and the determination of the fair values of the Cole II’s assets and liabilities will be based on the actual tangible and intangible assets and liabilities that exist as of July 17, 2013, the date the Merger was consummated. The completion of the final valuations, the allocation of the Merger consideration, and the impact of ongoing integration activities could cause material differences in these unaudited pro forma condensed consolidated financial statements.

SPIRIT REALTY CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(in thousands)

	Spirit Historical	CCPT II Historical	Pro Forma Fair Value Adjustments	A	CCPT II Pro Forma	Pro Forma Merger Adjustments	B	Spirit Realty Capital, Inc. Pro Forma
Assets
Investments:
Real estate investments:
Land and improvements	$1,345,041	$851,774	$78,583	C	$930,357	$(39,150)	H	$2,236,248
Buildings and improvements	2,031,174	2,200,917	196,078	C	2,396,995	(216,412)	H	4,211,757
Real estate assets under direct financing leases	—	34,438	6,647	C	41,085	—		41,085

Total real estate investments	3,376,215	3,087,129	281,308		3,368,437	(255,562)		6,489,090
Less: accumulated depreciation	(510,983)	(326,676)	326,676	D	—	—		(510,983)

	2,865,232	2,760,453	607,984		3,368,437	(255,562)		5,978,107
Loans receivable, net	44,027	71,499	7,020	E	78,519	—		122,546
Intangible lease assets, net	178,782	275,735	47,286	F	323,021	—		501,803
Real estate assets held for sale, net	42,949	—	—		—	—		42,949

Net investments	3,130,990	3,107,687	662,290		3,769,977	(255,562)		6,645,405
Cash and cash equivalents	38,031	16,187	—		16,187	44,222	G	98,440
Deferred costs and other assets, net	54,482	88,853	(73,121)	I	15,732	3,175	G, H	73,389
Goodwill	—	—	278,538	J	278,538	—		278,538

Total assets	$3,223,503	$3,212,727	$867,707		$4,080,434	$(208,165)		$7,095,772

Liabilities and Stockholders’ Equity
Liabilities:
Revolving credit facilities, net	$26,492	$319,111	$—		$319,111	$(204,764)	G, H	$140,839
Mortgages and notes payable, net	1,905,706	1,436,721	71,906	K	1,508,627	58,226	G, H	3,472,559
Intangible lease liabilities, net	43,859	108,991	81,008	L	189,999	—		233,858
Accounts payable, accrued expenses and other liabilities	62,238	36,819	—		36,819	(14,886)	G	84,171

Total liabilities	2,038,295	1,901,642	152,914		2,054,556	(161,424)		3,931,427
Stockholders’ equity:
Common stock	849	2,086	769	M	2,855	—		3,704
Capital in excess of par value	1,832,501	1,883,113	139,910	M	2,023,023	—		3,855,524
Accumulated deficit	(648,051)	(573,397)	573,397	M	—	(46,741)	G, H	(694,792)
Accumulated other comprehensive loss	(91)	(717)	717	M	—	—		(91)

Total stockholders’ equity	1,185,208	1,311,085	714,793		2,025,878	(46,741)		3,164,345

Total liabilities and stockholders’ equity	$3,223,503	$3,212,727	$867,707		$4,080,434	$(208,165)		$7,095,772

SPIRIT REALTY CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share data)

	Spirit Historical	IPO Related Adjustments	AA	Spirit Pro Forma	CCPT II Historical	Pro Forma Adjustments	BB	CCPT II Pro Forma	Pro Forma Merger Adjustments	CC	Spirit Realty Capital, Inc. Pro Forma
Revenues:
Rentals	$140,647	$—		$140,647	$130,531	$(1,794)	DD	$128,737	$(9,166)	EE	$260,218
Tenant reimbursement income	—	—		—	8,471	—		8,471	(2,887)	EE	5,584
Earned income from direct financing leases	—	—		—	947	753	FF	1,700	—		1,700
Interest income on loans receivable	2,240	—		2,240	2,937	(1,048)	GG	1,889	—		4,129
Interest income and other	1,322	—		1,322	—	—		—	(1)	EE	1,321

Total revenues	144,209	—		144,209	142,886	(2,089)		140,797	(12,054)		272,952
Expenses:
General and administrative	16,125	(854)	HH	15,271	4,720	—		4,720	(57)	EE	19,934
Merger related costs	11,558	—		11,558	14,159	—		14,159	(25,717)	II	—
Property costs	1,465	—		1,465	20,113	(7,652)	JJ	12,461	(3,309)	EE	10,617
Real estate acquisition costs	218	—		218	—	—		—	—		218
Interest	75,990	—		75,990	52,133	5,627	LL	57,760	(10,989)	EE, MM	122,761
Depreciation and amortization	57,031	—		57,031	43,961	3,485	NN	47,446	(3,394)	EE	101,083
Impairments	1,601	—		1,601	1,152	—		1,152	—		2,753

Total expenses	163,988	(854)		163,134	136,238	1,460		137,698	(43,466)		257,366

Income (loss) from continuing operations before other income
(expense) and income tax expense	(19,779)	854		(18,925)	6,648	(3,549)		3,099	31,412		15,586
Other income (expense):
Loss on debt extinguishment	—	—		—	—	—		—	—		—
Gain on sale of real estate assets and property condemnation	—	—		—	323	—		323	—		323

Total other income (expense)	—	—		—	323	—		323	—		323

Income (loss) from continuing operations before income tax expense	(19,779)	854		(18,925)	6,971	(3,549)		3,422	31,412		15,909
Income tax expense	142	—		142	—	—		—	—		142

Income (loss) from continuing operations	$(19,921)	$854		$(19,067)	$6,971	$(3,549)		$3,422	$31,412		$15,767

Income (loss) per share of common stock from continuing operations
Basic and diluted	$(0.24)	N/A		$(0.23)	$0.03	N/A		$0.02	N/A		$0.04

Weighted average common shares outstanding:
Basic	83,696,858	N/A	OO	83,696,858	208,587,290	N/A		208,587,290	160,054,507		368,641,797

Diluted	83,696,858	N/A	OO	83,696,858	208,588,851	N/A		208,588,851	163,154,580		371,743,431

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

SPIRIT REALTY CAPITAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)

	Spirit Historical	IPO Related Adjustments	AA	Spirit Pro Forma	CCPT II Historical	Pro Forma Adjustments	BB	CCPT II Pro Forma	Pro Forma Merger Adjustments	CC	Spirit Realty Capital, Inc. Pro Forma
Revenues:
Rentals	$268,696	$—		$268,696	$259,567	$(5,278)	DD	$254,289	$(18,738)	EE	$504,247
Tenant reimbursement income	—	—		—	15,249	—		15,249	(4,340)	EE	10,909
Earned income from direct financing leases	—	—		—	1,888	1,512	FF	3,400	—		3,400
Interest income on loans receivable	5,696	—		5,696	6,148	(2,221)	GG	3,927	—		9,623
Interest income and other	852	—		852	1,197	—		1,197	(1)	EE	2,048

Total revenues	275,244	—		275,244	284,049	(5,987)		278,062	(23,079)		530,227
Expenses:
General and administrative	36,263	(11,479)	HH	24,784	7,984	—		7,984	(6)	EE	32,762
Merger related costs	—	—		—	5,847	—		5,847	(5,847)	II	—
Property costs	5,176	—		5,176	41,361	(15,232)	JJ	26,129	(6,864)	EE	24,441
Real estate acquisition costs	1,054	—		1,054	—	—		—	—		1,054
Interest	156,220	(24,167)	KK	132,053	107,963	7,410	LL	115,373	401	MM, EE	247,827
Depreciation and amortization	105,776	—		105,776	89,238	5,652	NN	94,890	(7,109)	EE	193,557
Impairments	8,918	—		8,918	6,898	—		6,898	—		15,816

Total expenses	313,407	(35,646)		277,761	259,291	(2,170)		257,121	(19,425)		515,457

Income (loss) from continuing operations before other income
(expense) and income tax expense	(38,163)	35,646		(2,517)	24,758	(3,817)		20,941	(3,654)		14,770
Other income (expense):
Loss on debt extinguishment	(32,522)	32,522	KK	—	—	—		—	—		—
Gain on sale of real estate assets and property condemnation	—	—		—	639	—		639	—		639

Total other income (expense)	(32,522)	32,522		—	639	—		639	—		639

Income (loss) from continuing operations before income tax expense	(70,685)	68,168		(2,517)	25,397	(3,817)		21,580	(3,654)		15,409
Income tax expense	504	—		504	—	—		—	—		504

Income (loss) from continuing operations	$(71,189)	$68,168		$(3,021)	$25,397	$(3,817)		$21,580	$(3,654)		$14,905

Income (loss) per share of common stock from continuing operations
Basic and diluted	$(1.72)	N/A		$(0.04)	$0.12	N/A		$0.10	N/A		$0.04

Weighted average common shares outstanding:
Basic	41,277,353	N/A	OO	83,694,549	210,075,980	N/A		210,075,980	159,677,152		369,753,132

Diluted	41,277,353	N/A	OO	83,694,549	210,077,076	N/A		210,077,076	161,094,726		371,171,802

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

General

The Spirit and Cole II historical amounts include the reclassification of certain historical balances to conform to the post-Merger Spirit Realty Capital, Inc.’s presentation of these unaudited pro forma condensed consolidated financial statements, as described below:

Balance Sheet:

•

Cole II’s balances for Rents and tenant receivables, less allowance for doubtful accounts, Restricted cash, Prepaid and other assets, and Deferred financing costs, less accumulated amortization previously disclosed as separate components have been reclassified to Deferred costs and other assets, net.

•	Cole II’s balances for Line of credit previously included in Notes payable and line of credit has been reclassified to Line of credit as a separate component.

•	Cole II’s balances for Notes payable previously included in Notes payable and line of credit have been reclassified to Mortgage and Notes payable, net.

•

Cole II’s balances for Due to affiliates, Distributions payable, Deferred rental income, and Derivative and other liabilities previously disclosed as separate components have been reclassified to Accounts payable, accrued expenses and other liabilities.

Statement of Operations:

•

Cole II’s balances for Property operating expenses and Property and asset management expenses previously disclosed as separate components of Cole II’s total operating expenses have been combined and reclassified to Property costs.

•

Cole II’s balances for Depreciation and Amortization previously disclosed as separate components of Cole II’s total operating expense have been combined and reclassified to Depreciation and amortization.

•

Cole II’s balances for Equity in income of unconsolidated joint ventures and other income previously disclosed as a separate component of Other income (expense) has been reclassified into Interest income and other as a component of Total revenues.

•

Cole II’s balance for Impairment of investment in unconsolidated joint venture and Interest expense previously disclosed as a separate components of Other income (expense) have been reclassified into Impairments and Interest which are separate components of Total expenses.

•

Spirit’s and Cole II’s balances for Real estate acquisition costs and Merger related costs, previously included in General and administrative are being disclosed as separate components of Total expenses.

•	Spirit’s balances for IPO related costs previously included in General and administrative are being disclosed as a separate component of Total expenses.

Balance Sheet

General

A.	The allocation of the Merger Consideration presented in the unaudited pro forma condensed consolidated balance sheet incorporates reasonable fair value estimates for buildings and improvements, land, in-place and above and below-market intangible lease assets and liabilities, mortgage notes receivable, real estate assets under direct financing leases and related mortgage debt acquired and assumed in the Merger. These fair value estimates are being prepared by independent valuation firms and take into consideration various factors, including (1) market conditions, (2) the industry in which the tenants operate, (3) the characteristics of the real estate (i.e. location, size, demographics, value and comparative rental rates), (4) the tenant credit profile, (5) store profitability metrics and the importance of the real estate to the operations of the tenant’s business.

The allocation of the Merger Consideration, and the determination of the fair values of Cole II’s assets and liabilities, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of July 17, 2013, the date of the consummation of the Merger, and have not yet been finalized. The final allocation may be significantly different from the preliminary estimates used in the unaudited pro forma condensed consolidated financial statements.

B.	In connection with the Merger, the Combined Corporation incurred legal, accounting and finance advisory services, debt financing related costs and other third-party expenses. The pro forma condensed consolidated balance sheet has been adjusted accordingly. However, the pro forma condensed consolidated financial statements exclude adjustment for certain debt refinancing costs and expenses which may be incurred subsequent to the Merger. Such effects involve estimates that could vary based on assumptions made as to the timing and expected outcomes resulting from decisions made after the Merger was consummated.

Concurrent with the Merger, financing commitments obtained at the time the Merger agreement was executed were replaced with a three-year $400 million new revolving credit facility and $203 million in 10 year, fixed rate CMBS financing. Cole II’s outstanding borrowings under an existing line of credit were repaid concurrently with the closing of the Merger.

Assets

C.	Cole II’s real estate assets have been adjusted to their estimated fair values. The estimated fair values were based on appraisals provided by an independent valuation firm. The valuation methodologies employed by the independent valuation firm followed customary methods, including an assessment of comparable market statistics and the use of discounted cash flow analyses.

In estimating the fair value of the real estate assets under direct financing leases, the independent valuation firm took into account the aggregate of the remaining minimum lease payments and the residual values of the assets upon expiration of the respective leases.

D.	Cole II’s historical accumulated depreciation balances have been eliminated.

E.	The fair value of loans receivable was estimated by discounting the expected future cash flows of the notes at interest rates which management believes would be earned for similar loans.

F.	Adjustments to Cole II’s Intangible lease assets were as follows (dollars in thousands):

Elimination of Cole II’s historical Lease in place, net balances	$(232,873)
Elimination of Cole II’s historical balances assigned to the value of leases that had above market rents	(39,253)
Elimination of Cole II’s unamortized leasing commissions	(3,609)
Recognition of the value of acquired in place leases	247,262
Recognition of the value of leases with above market rents at the close of the Merger	75,759

$47,286

G.	The adjustment to Cash and cash equivalents includes unpaid costs at June 30, 2013, incurred to secure (a) financing commitments, (b) permanent term and revolving credit facilities, and (c) lenders’ consents. The adjustment also includes proceeds from the financing facilities closed concurrently with the Merger (see Note B) to pay for Merger related transaction costs, as well as the repayment in full of Cole II’s amounts due under its revolving line of credit. Components of the adjustment are summarized below:

(Dollars in thousands)	Deferred costs and other assets	Debt	Accounts payable, accrued expenses and other liabilities	Accumulated deficit	Cash
Transaction costs	$—	$—	$(5,103)	$(43,221)	$(48,324)
Financing costs	(959)	—	(9,783)	(1,852)	(12,594)
Costs and deposits to secure lenders’ consents (a)	(2,356)	(5,374)	—	(1,019)	(8,749)
Proceeds from new CMBS		203,000	—	—	203,000

	$(3,315)	$197,626	$(14,886)	$(46,092)	$133,333
Proceeds from new revolving credit facility	—	230,000	—	—	230,000
Repayment of Cole II revolving credit facility	—	(319,111)	—	—	(319,111)

	$(3,315)	$108,515	$(14,886)	$(46,092)	$44,222

(a)	Fees paid to Spirit lenders to obtain consents are expected to be capitalized and amortized over the remaining term of the respective mortgage and notes payable. Third-party expenses incurred to solicit and secure lenders’ consents are reflected as non-recurring and are expensed as incurred.

H.	On July 19, 2013, two multi-tenant properties were sold. This transaction was valued at approximately $259 million, including the assumption of approximately $139 million in debt. The net proceeds from the sale (approximately $116 million) were used to repay borrowings under the new revolving credit facility. Management considers this transaction to have a discrete and significant impact to the continuing operations of the combined corporation. The adjustment gives effect to the sale and related financing transaction as if it had occurred on June 30, 2013.

I.	Cole II’s historical deferred financing costs and straight-line receivables balances of $15.7 million and $57.4 million, respectively, are eliminated.

J.	Reflects an estimate of goodwill calculated as the excess between the total Merger consideration and the estimated fair values of the assets acquired and liabilities assumed. The Combined Corporation considers this to represent the future economic benefits arising from other assets acquired in the Merger that are not individually identified and separately recognized.

Liabilities

K.	The fair value of the Mortgage and notes payable assumed as part of the Merger was determined by a leading independent risk management advisory firm. Their determination of fair value was derived by discounting the expected future cash flows using an interest rate considered appropriate for financing arrangements with similar terms, collateral and remaining maturities.

L.	The adjustment reflects the elimination of Cole II’s historical Intangible lease liabilities, net, and recognition of leases assumed in connection with the Merger that were considered to have below market rents. The independent valuation firm’s appraisal of the real estate assets, identified these leases and an adjustment was made to value them at current market. Their determination of the estimated fair value considered current market rental rates and remaining lease terms.

Equity

M.	The adjustment represents the elimination of Cole II’s historical balances and the issuance of the Combined Corporation’s stock in the Merger.

Statements of Operations

General

AA.	On September 25, 2012, Spirit completed an IPO. The IPO and the transactions related to it, which are presented and discussed in Spirit’s prospectus filed on Form S-11with the SEC on September 19, 2012, have had and are expected to have a discrete material impact on the company. Accordingly, Spirit’s historical unaudited condensed consolidated statements of operations have been adjusted to give effect to:

•	the completion of the IPO;

•	full extinguishment of the Term Loan discussed in Note HH below;

•	the amortization of non-cash stock-based compensation expense incurred as a result of restricted stock awards granted in connection with the IPO;

•	the payment of consent fees and other expenses associated with securing lenders’ consents to the IPO; and

•	the payment and amortization of financing costs related to a secured revolving credit facility which was put in place upon the completion of the IPO.

These IPO related adjustments were prepared to reflect the impact on operations as if the IPO and the transactions related to it had occurred on January 1, 2012.

Spirit’s historical results of operations for the year ended December 31, 2012 include costs associated with being a public company since the completion of the IPO. Spirit expects that the full year incremental costs would be approximately $2.1 million, which have not been reflected as an increase in general and administrative expenses because such amounts are not contractually obligated.

BB.	The pro forma adjustments reflect the effect on Cole II’s historical consolidated statements of operations and shares used in computing earnings per common share as if the Merger occurred on January 1, 2012.

CC.

In connection with the Merger, Spirit incurred legal, accounting and finance advisory services, debt financing related costs and other third-party expenses. The pro forma condensed consolidated financial statements have been adjusted accordingly. However, such financial statements exclude adjustments for certain debt refinancing costs and expenses which may be incurred subsequent to the Merger. Such effects involve estimates that could vary based on assumptions made regarding the timing and expected amounts resulting from decisions made by management after the consummation of the Merger.

Revenues

DD.	The adjustment reflects the difference in pre-merger and post-merger rental revenue generated on a straight-line basis, as well as adjustments for amortization for pre-merger and post-merger above and below market lease intangible assets and liabilities, as follows:

	Six months ended	Year ended
	June 30, 2013	December 31, 2012
Pro forma adjustments to rental revenue
Straight-line rent	$1,208	$1,189
Above market lease amortization	1,883	3,847
Below market lease amortization	(4,885)	(10,314)

Total	$(1,794)	$(5,278)

EE.	On July 19, 2013, two multi-tenant properties were sold (see Note H). The adjustment eliminates the impact on net operating results that these properties and related financing contributed in each of the respective periods as follows:

	Six months ended	Year ended
	June 30, 2013	December 31, 2012
Rentals	$9,166	$18,738
Tenant reimbursement income	2,887	4,340
Interest income and other	1	1

Total revenues	12,054	23,079
General and administrative	57	6
Property costs	3,309	6,864
Interest	4,456	8,911
Depreciation and amortization	3,394	7,109

Total expenses	11,216	22,890

Net reduction in income from continuing operations	$838	$189

FF.	The adjustment reflects the difference between (a) historical interest income earned and (b) estimated earned income based on the fair value assigned to the direct financing leases, including expected residual values of the underlying properties and market discount rates.

GG.	The adjustment reflects the amortization of additional premium resulting from a difference in the face value of the notes and their estimated fair value amortized over the weighted average remaining term for the respective notes receivable.

Expenses

HH.

Certain members of Spirit’s management were granted restricted common stock awards of which $4.0 million vested as a direct result of the IPO (“IPO Stock Awards”). The remainder of the IPO Stock Awards are earned over a three-year vesting period and are reflected in general and administrative expense in the pro forma condensed consolidated statements of operations for Spirit. Additionally, the adjustment reflects the amortization of non-cash stock-based compensation expense incurred as a result of restricted stock awards (“Restricted Stock Awards”) that were been granted to Spirit’s directors, management and other employees with an aggregate value of $14.1 million. The

Restricted Stock Awards vest over a three-year period for management and other employees and over a one-year period for directors. The amortization of the IPO Stock Awards and the Restricted Stock Awards are accounted for as stock-based compensation.

Separately, Spirit had $729 million in principal debt outstanding under a term loan (“Term Loan”), which as a result of the IPO, was fully extinguished through repayment ($399 million) and conversion ($330 million) into Spirit common stock. In connection with the IPO, Spirit also expensed $4.7 million in third party charges associated with obtaining lenders’ consents to the IPO.

Adjustments to general and administrative expenses reflect the effect of the stock awards, removal of expenses associated with the extinguishment of the Term Loan and the removal of the one-time expenses associated with securing lenders’ consents to the IPO, are summarized below:

	Six Months End	Year Ended
	June 30, 2013	December 31, 2012
Reductions to general and administrative expenses
Elimination of IPO Stock Awards	$—	$(4,000)
Amortization of stock-based compensation of restricted common stock awards	(854)	5,301
Amortization (non-interest portion) of interest rate swap and other associated losses	—	(8,037)
Third party expenses incurred to secure lenders’ consents to IPO	—	(4,743)

Total	$(854)	$(11,479)

II.	The adjustment eliminates Merger related transaction costs.

JJ.	The adjustment eliminates advisory related fees for asset management and property management, excluding any expense reimbursements, that have historically been paid to Cole II’s advisor. The Combined Corporation will be a self-managed REIT and, accordingly, these charges will not be a part of its continuing operations.

KK.	Spirit had $729 million in principal debt outstanding under a term loan (“Term Loan”), which as a result of the IPO, was partially repaid ($399 million),with the balance ($330 million) converted into Spirit common stock. Spirit recognized a loss on debt extinguishment of $32.5 million. The adjustment to reduce interest expense is associated with the removal of charges associated with the Term Loan which will not be a part of the continuing operations of the Combined Corporation as detailed below:

December 31, 2012
Reductions to interest expense
Interest expense (cash)	$(19,925)
Amortization of net losses related to related hedge agreements	(3,414)
Amortization of related deferred financing costs	(2,389)
Amortization of related debt discounts	1,561

Total	$(24,167)

LL.	The adjustment eliminates amortization of deferred financing costs and reflects the estimated interest to be paid on the mortgage and notes payable assumed. Interest expense was determined by amortizing the difference between the notes payable face amount and the estimated fair value over Cole II’s weighted average remaining term for its notes payable, excluding its line of credit.

MM.	The Combined Corporation incurred costs to (a) obtain financing commitments at the time the Merger agreement was executed, (b) establish its new three-year revolving credit facility, (c) raise CMBS debt financing, as well as (d) obtain Spirit’s lenders’ consents to the Merger. These costs will be capitalized and will be an adjustment to interest expense over the remaining term of the respective notes.

The financing commitments obtained at the time the Merger agreement was executed were replaced with the new revolving credit facility and CMBS debt financing. Proceeds from these new facilities were used to repay outstanding borrowings under pre-existing revolving credit facilities concurrent with the Merger closing.

In addition to the amortization of the capitalized financing costs discussed earlier, the pro forma adjustment reflects the estimated interest charges to be incurred under these new credit facilities.

The table below summarizes the components of the pro-forma adjustment to interest expense:

	Adjustment to interest expense
	Six months ended	Year ended
(Dollars in thousands)	June 30, 2013	December 31, 2012
New $400 million revolving credit facility	$3,893	$7,786
$203 million fixed rate CMBS financing	5,860	11,738
Lender consent fees	1,160	2,387

	10,913	21,911
Less: Bridge financing commitment costs (one -time Merger)	(10,087)	—
Less: Remove costs associated with pre-merger revolving credit facilities which were terminated concurrent with the Merger and replaced with the new credit facilities	(7,359)	(12,599)

	(6,533)	9,312
Less: Interest expense on financing related to multi-tenant properties that were sold - see Note EE	(4,456)	(8,911)

	$(10,989)	$401

NN.	The adjustment (a) eliminates previously recognized depreciation and amortization and reflects the estimated depreciation and amortization for real estate and intangible lease assets and liabilities, net; and (b) recognizes depreciation and amortization for these same items over the estimated useful lives as determined by the independent valuation firm. Remaining useful lives as determined by the independent valuation firm for buildings was 33 years and 11 years for land improvements. Amortization of in-place leases is over the weighted average remaining lease term of approximately 17 years which takes into account the exercise of below market renewal options

OO.	Spirit’s weighted average number of shares of common stock outstanding (basic and diluted) excludes unvested restricted stock awards, and pro forma amounts assume the IPO and the portion of the Term Loan which was converted into common stock occurred on January 1, 2012. No potentially dilutive securities were included as their effect would be anti-dilutive.